UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

American Financial Realty Trust

(Name of Registrant as Specified In Its Charter)

610 Old York Road, Jenkintown, Pennsylvania, 19046

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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610 Old York Road
Jenkintown, PA 19046

May 7, 2007

To our Shareholders:

On behalf of our board of trustees, I cordially invite you to attend our 2007 Annual Meeting of Shareholders. This meeting will be held at 101 Park Avenue, New York, New York, at the offices of Morgan Lewis & Bockius LLP on Wednesday, June 6, 2007 at 10:00 a.m., local time. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted upon at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2006 Annual Report to shareholders.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Shareholders accompanying this letter and on the enclosed proxy card.

If you are not able to attend the meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.

I look forward to seeing you at the meeting.

Best regards,

Harold W. Pote
President and Chief Executive Officer

WEBCAST DIRECTIONS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held June 6, 2007
PROXY STATEMENT
PROPOSAL 1—ELECTION OF TRUSTEES
OUR BOARD AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
TRUSTEE COMPENSATION
TRUSTEE SUMMARY COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE
SHARE OWNERSHIP OF OUR TRUSTEES, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
2006 ANNUAL REPORT TO SHAREHOLDERS
RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ONLINE NEXT YEAR
HOUSEHOLDING

WEBCAST DIRECTIONS

You are cordially invited to listen to the American Financial Realty Trust 2007 Annual Meeting of Shareholders webcast live via the Internet on Wednesday, June 6, 2007, beginning at 10:00 a.m., local time. Using the webcast will enable you to hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your shares.

The webcast may be accessed on our website at http://www.afrt.com. The event may be accessed by clicking on “Investors” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media® Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media® Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the Company’s website at the same address through July 6, 2007.

610 Old York Road
Jenkintown, PA 19046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held June 6, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders (the “Meeting”) of American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), will be held at 101 Park Avenue, New York, New York, at the offices of Morgan Lewis & Bockius LLP on Wednesday, June 6, 2007 at 10:00 a.m., local time, for the following purposes:

1.  To elect eight trustees to hold office until the annual meeting of shareholders to be held in 2008; and

2.  To transact such other business as may properly come before the Meeting.

The Board has fixed the close of business on April 5, 2007, as the record date for the Meeting. Only shareholders of record as of that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

An admission ticket, which is required for entry into the Meeting, is attached to the enclosed proxy card. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it to the Meeting. If your shares are held in the name of a bank broker or other holder of record, you will need proof of ownership to attend the Meeting. A recent bank or brokerage account statement are examples of proof of ownership.

If you plan to attend the Meeting, registering in advance will expedite your entry into the Meeting. If you hold your Company shares directly in your name, you may pre-register by following the instructions for pre-registration on the enclosed proxy card. If you hold your Company shares through a broker or other nominee, you may send a request for pre-registration to: American Financial Realty Trust Annual Meeting Pre-Registration, American Financial Realty Trust, 610 Old York Road, Jenkintown, Pennsylvania 19046. Your request should include the following information:

•	your name and complete mailing address;

•	if you have appointed a proxy to attend the Meeting on your behalf, the name of that proxy; and

•	a copy of a brokerage statement reflecting your share ownership as of the record date.

Attendees should allow enough time for security clearance at the lobby level of 101 Park Avenue. After security clearance attendees will be directed by security to the appropriate floor for the meeting where the attendee must show photo identification and either an admission ticket or proof of ownership as of the meeting record date. For more details or instructions about the Meeting, please contact investor relations at 215-887-2280, or ir@afrrt.com.

PLEASE NOTE THAT, EVEN IF YOU REGISTER IN ADVANCE, VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR A COPY OF YOUR BROKERAGE STATEMENT WILL STILL BE REQUIRED FOR ADMISSION TO THE MEETING. ADDITIONALLY, ANY PROXY YOU APPOINT MUST ALSO PRESENT LEGALLY SUFFICIENT EVIDENCE OF THEIR APPOINTMENT IN ORDER TO GAIN ADMISSION TO THE MEETING.

In some instances, we may allow members of shareholders’ immediate families to attend the Meeting. However, space at the Meeting is limited, so we reserve the right to restrict the number of attendees in our discretion.

The accompanying form of proxy is solicited by the Board. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting.

By Order of the Board,

Sonya A. Huffman
Secretary

Jenkintown, Pennsylvania
May 7, 2007

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Meeting.

AMERICAN FINANCIAL REALTY TRUST
610 Old York Road
Jenkintown, PA 19046

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of trustees of American Financial Realty Trust (the “Board”), a Maryland real estate investment trust (the “Company”), for use at the Company’s 2007 Annual Meeting of Shareholders (the “Meeting”), to be held at 101 Park Avenue, New York, New York, at the offices of Morgan Lewis & Bockius LLP on Wednesday, June 6, 2007 at 10:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being mailed to shareholders of the Company on or about May 7, 2007. Only shareholders of record at the close of business on April 5, 2007 (the “Record Date”) shall be entitled to notice of, and to vote at, the Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Meeting.

When are our Annual Report and this Proxy Statement first being sent to shareholders?

Our 2006 Annual Report and this Proxy Statement are being sent to shareholders beginning on or about May 7, 2007.

What will shareholders be voting on?

1.  To elect eight trustees to hold office until the annual meeting of shareholders to be held in 2008; and

2.  To transact such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting and how many votes do they have?

Common shareholders of record at the close of business on the Record Date may vote at the Meeting. Each share has one vote. There were 129,076,553 common shares outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Harold W. Pote, our President and Chief Executive Officer, and Edward J. Matey Jr., our Executive Vice President and General Counsel, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees under Proposal 1. We do not intend to bring any other matter for a vote at the Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the Meeting by:

•	notifying the Company’s Secretary, Sonya A. Huffman, in writing at 610 Old York Road, Jenkintown, PA 19046, that you are revoking your proxy;

•	executing a later dated proxy card; or

•	attending and voting by ballot at the Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, the Company had 129,076,553 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Meeting, the shareholders present in person or by proxy may adjourn the Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

Can Limited Partners in our operating partnership (“OP”) vote their OP Units?

No. Only common shareholders of record at the close of business on the Record Date may vote at the Meeting. Holders of OP units are not shareholders of the Company, and therefore may not vote their units. The OP unitholders do, however, have conversion rights, which enable them to convert their units into common shares on a one-for-one basis. However, an OP unitholder would have to have converted his/her OP units into common shares prior to the Record Date in order to vote at the Meeting. As of the Record Date, there were 2,022,873 OP units outstanding.

How will my vote be counted?

With respect to Proposal 1, the election of trustees, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions

(commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Meeting.

What percentage of our common shares do the trustees and executive officers own?

Our Trustees and executive officers owned approximately 4.1% of our beneficially owned common shares, including OP units, as of the Record Date. (See the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposal?

With respect to Proposal 1, trustees are elected by a plurality of the votes, which means that the eight nominees with the most votes are elected.

What vote is required on other matters?

A majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by our Declaration of Trust. An abstention on such matters will have the same effect as a vote against.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are shareholder proposals and trustee nominations for our 2008 Annual Meeting of Shareholders due?

In accordance with our bylaws, notice relating to nominations for trustees or proposed business to be considered at the 2008 Annual Meeting of Shareholders must be given no earlier than January 8, 2008, and no later than February 7, 2008. These requirements do not affect the deadline for submitting shareholder proposal for inclusion in the Proxy Statement (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at the meeting. To nominate a trustee, the notice must contain the following information about the nominee: name, age, business and residence address, principal occupation or employment, and number of common shares beneficially owned. It must also contain all the information that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee as a trustee and a signed consent of the nominee to serve as a trustee if elected.

When are shareholder proposals intended to be included in the Proxy Statement for the 2008 Annual Meeting of Shareholders due?

Shareholders who wish to include proposals in the Proxy Statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2008 Annual Meeting must be submitted in writing by January 8, 2008, to Sonya A. Huffman, Senior Vice President—Operations and Secretary, at 610 Old York Road, Jenkintown, PA 19046.

However, if the date of the 2008 Annual Meeting changes by more than 30 days from the date of the 2007 Annual Meeting, the deadline for shareholder proposals to be included in the Proxy Statement is a reasonable time before the Company begins to print and mail its proxy materials. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can shareholders and other interested parties communicate with the board of trustees, the chairman or the independent trustees as a group?

Shareholders and other interested parties may communicate with the full board, the chairman or the independent trustees as a group by writing to such trustees care of the Secretary, American Financial Realty Trust, 610 Old York Road, Jenkintown, PA 19046. The Secretary will forward any such correspondence to the entire board of trustees, the chairman or the independent trustees as a group, as the case may be, as requested in such correspondence and will not provide the correspondence to parties to whom the correspondence is not addressed to.

PROPOSAL 1—ELECTION OF TRUSTEES

The Company’s Declaration of Trust provides that the current term of each trustee in office as of the Meeting will end, and all Trustees will be elected for one-year terms at each annual meeting of shareholders. The Board consists of such number of Trustees as is from time to time by resolution adopted by the Board as provided in the Company’s bylaws. The Board currently is authorized to have up to ten members.

The Board recommends to the shareholders the election of the following designated nominees for election at the Meeting, to serve as trustees until the Annual Meeting of Shareholders held in 2008 and the election and qualification of the Trustee’s respective successor or until the Trustee’s earlier death, removal or resignation:

Richard J. Berry	Richard A. Kraemer
John R. Biggar	Alan E. Master
Raymond Garea	Harold W. Pote
John P. Hollihan III	Lewis S. Ranieri

All nominees are presently trustees who have consented to being named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of trustees to be elected at the Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as trustee is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

OUR BOARD AND EXECUTIVE OFFICERS

Trustees and Executive Officers

Our board of trustees currently consists of ten members. The trustees serve terms of one year. We have provided below information regarding our executive officers and current trustees.

Name	Age	Position
Harold W. Pote	60	President, Chief Executive Officer and Trustee
Glenn Blumenthal	49	Executive Vice President, Chief Operating Officer and Trustee
David J. Nettina	54	Executive Vice President, Chief Financial Officer and Chief Real Estate Officer
Edward J. Matey Jr.	53	Executive Vice President and General Counsel
Lewis S. Ranieri	60	Chairman of the Board of Trustees
Richard J. Berry	62	Trustee
John R. Biggar	62	Trustee
Raymond Garea	57	Trustee
Michael J. Hagan	44	Trustee
John P. Hollihan III	57	Trustee
Richard A. Kraemer	62	Trustee
Alan E. Master	67	Trustee

Harold W. Pote has served as our President and Chief Executive Officer since August 2006 and as a member or our board of trustees since March 2006. From September 2004 to April 2006, Mr. Pote served as Vice Chairman of Retail Financial Services for JPMorgan Chase & Co. where he primarily focused on bank acquisitions. Prior to assuming this position, Mr. Pote was Executive Vice President and head of Chase Regional Banking from July 2000 to September 2004. Prior to joining JPMorgan Chase & Co., Mr. Pote was a founding partner of The Beacon Group, a private investment partnership that was acquired in July 2000 by Chase Manhattan Corporation (now JPMorgan Chase & Co.). Prior to founding The Beacon Group, Mr. Pote was Chief Executive Officer of First Fidelity Bancorporation. Mr. Pote serves on the boards of the Museum of Arts & Design, Drexel University, the Drexel University College of Medicine and the Spina Bifida Foundation, of which he is president.

Glenn Blumenthal has served as our Executive Vice President, Chief Operating Officer since April 1, 2005 and as a member of our board of trustees since our formation as a real estate investment trust (“REIT”) on May 23, 2002. Formerly, Mr. Blumenthal served as our Senior Vice President—Asset Management and Chief Operating Officer since September 2002, the date on which the REIT commenced operations. From April 1999 to September 2002, Mr. Blumenthal was a Senior Vice President of American Financial Resources Group, Inc., which was founded in 1995 for the purpose of acquiring operating companies and other assets in a variety of industries including financial services and real estate and is a predecessor to the REIT. Mr. Blumenthal has over 20 years experience in the acquisition and disposition of large real estate portfolios. His background also includes property management, leasing, site selection and land development. From 1992 to April 1999, Mr. Blumenthal was a Vice President at First Union National Bank (now known as Wachovia Bank) responsible for acquisition and asset management of major offices, capital and expense budgeting and reporting. In this position, he was an integral part of our predecessor’s 1998 acquisition from First Union of 105 bank branches that First Union sold after its merger with CoreStates Bank. From 1988 to 1992,

Mr. Blumenthal was with the Resolution Trust Corporation, where he managed a $120 million real estate portfolio.

David J. Nettina has served as our Executive Vice President, Chief Financial Officer and Chief Real Estate Officer since April 1, 2005, having joined the Company on March 15, 2005 as Senior Vice President and Chief Real Estate Officer. In July 2001 Mr. Nettina founded Briarwood Capital Group, LLC to manage his family investment activities, and continues to serve as its principal. From September 2002 to January 2005, Mr. Nettina served as an adjunct professor of finance at Siena College. From 1997 to 2001, Mr. Nettina was an executive officer of SL Green Realty Corp., a publicly traded REIT which owns and operates a portfolio of office properties in New York City, where he served as President from 1998 to 2001, as Chief Operating Officer from 1997 to 2001 and as Chief Financial Officer from 1997 to 1998. Prior to SL Green, Mr. Nettina held various executive management positions for more than 10 years with The Pyramid Companies, including positions as the chief financial officer and as a development partner.

Edward J. Matey Jr. has served as our Executive Vice President and General Counsel since April 1, 2005, and as our Senior Vice President and General Counsel from October 2002 to March 2005. From October 1991 to September 2002, Mr. Matey was a partner in the law firm of Morgan, Lewis & Bockius LLP, where his practice focused on real estate law, including property acquisition and disposition, commercial leasing, construction contracting and complex financings. From 1986 to September 1991, Mr. Matey was an associate at Morgan Lewis and from 1982 to 1986, Mr. Matey was an associate at Clark, Ladner, Fortenbaugh & Young. While at Morgan Lewis, Mr. Matey led the team of attorneys that represented the Company’s predecessor entities in the acquisition, disposition, leasing and financing of real estate properties. Mr. Matey is licensed to practice law in Pennsylvania and New Jersey.

Lewis S. Ranieri has served as a member of our board of trustees since our formation as a REIT. Mr. Ranieri is the prime originator and founder of the Hyperion private equity funds (Hyperion) and chairman and/or director of various other non-operating entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also Chairman of Capital Lease Funding, Inc., CA, Inc., Franklin Bank Corp. and ROOT Markets, Inc., an internet-based marketing company. In addition, Mr. Ranieri serves on the Board of Directors of Reckson Associates Realty Corp.

Prior to forming Hyperion, Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc. (Salomon). He is generally considered to be the “father” of the securitized mortgage market. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon’s leadership position in the mortgage-backed securities area, and also led the effort to obtain federal legislation to support and build the market. At Salomon, Mr. Ranieri had responsibility for the firm’s activities in the mortgage, real estate and government-guaranteed areas.

Regarded as an expert and innovator in both the mortgage and capital markets, Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc. and was subsequently inducted into the FIASI Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed-income securities and portfolios. In November 2004, BusinessWeek magazine named him one of “the greatest innovators of the past 75 years,” and in 2005, he received the Distinguished Industry Service Award by the American Securitization Forum.

Mr. Ranieri acts as a trustee or director of Environmental Defense and The Metropolitan Opera Association and is Chairman of the Board of the American Ballet Theatre.

John R. Biggar has served as a member of our board of trustees since April 2007. From January 2001 to March 2007, Mr. Biggar served as Executive Vice President and Chief Financial Officer PPL Corporation, a

NYSE listed company in the utility and energy industry, and also as one its directors from October 2001 to March 2007. Mr. Biggar joined PPL as an attorney in 1969 and prior to being named to his most recent position, he served as Senior Vice President and Chief Financial Officer as well as Vice President—Finance. Mr. Biggar serves as a member of the Board of Trustees of Lycoming College.

Richard J. Berry has served as a member of our board of trustees since April 2007. Since October 2004, Mr. Berry has served as President and Chief Operating Officer of Independence Capital Partners, a provider of back office services to various private equity funds. Prior to assuming this position, Mr. Berry spent 30 years at PricewaterhouseCoopers and one of its two predecessors, Price Waterhouse. In 1974, Mr. Berry started as an associate in Price Waterhouse’s tax department and was promoted through the organization up to the position of U.S. Tax Chief Executive Officer in 2000 of the combined PricewaterhouseCoopers entity, a position that he held until his retirement in June 2004. From 1972 to 1974, he was owner and operator of Whitby’s & Georgetown beef company and from 1970 to 1972, he served as Assistant Professor of Accounting at Federal City College. Mr. Berry began his career in accounting in 1968 at Ernst & Young.

Raymond Garea has served as a member of our board of trustees since our formation as a REIT. Mr. Garea serves as Chief Executive Officer of Axia Capital Management, LLC, which he founded in October 2001. From 1991 until October 2001, Mr. Garea was a senior member of the Portfolio Management team at Franklin Mutual Advisors (and its predecessor firm, Heine Securities), the investment advisor for the Mutual Series Fund Group. He was the Portfolio Manager for Mutual Financial Services since its inception in August 1997 until September 30, 2001 and for Mutual Qualified from October 1998 until August 2001. From 1987 to 1991, Mr. Garea was Vice President and Senior Analyst in the High Yield Research Group at Donaldson, Lufkin & Jenrette. Mr. Garea started his career as a financial analyst at Cates Consulting in 1981. At the time of his departure in 1987, he was president of Cates Consulting. From 1973 to 1981, Mr. Garea was Director of Education and Research at the Conference of State Bank Supervisors, a national association for state bank regulators.

Michael J. Hagan has served as a member of our board of trustees since April 2003. Mr. Hagan has been the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc., a weight management company, since December 2002 and its President since July 2006. Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business Internet and software company, and currently serves on its Board of Directors. He has held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to 2005, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990, and was formerly a Certified Public Accountant.

John P. Hollihan III has served as a member of our board of trustees since April 2003. Since September 2006, Mr. Hollihan has served as Chairman of Litchfield Capital Holdings, LLC, a privately held investment manager. Mr. Hollihan was a Managing Director and Head of European Industry Investment Banking with Banc of America Securities LLC (London) from 2000 to 2002, where he was also a member of the Board of Directors and Operating and Capital Commitment Committees. From 1992 to 2000, Mr. Hollihan served as Managing Director and Head of Global Project Finance and European Utilities and Energy Investment Banking for Morgan Stanley International (London). From 1986 to 1992, he was a Managing Director and Head of the Asset-Based Lease Finance Group and Global Project Finance Group with Morgan Stanley & Co. Prior to that time, he was a Senior Vice President, Institutional Leasing with Lazard Frères and an attorney with Donovan Leisure Newton & Irvine.

Richard A. Kraemer has served as a member of our board of trustees since our formation as a REIT. Mr. Kraemer has served as a director of FBR Capital Markets Corp. since January 2007 and as a director of Urban Financial since 2001. From 2001 to December 2006, Mr. Kraemer was Chairman of the board of directors of Saxon Capital, Inc., a mortgage REIT. From 1996 to 1999, he was Vice Chairman of Republic

New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was Chairman and Chief Executive Officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank.

Alan E. Master has served as a member of our board of trustees since October 2005. Mr. Master is currently Principal of The Master Group, a consulting firm focused on the financial services industry. Mr. Master also serves as a member of the board of directors of Franklin Bank Corp. and from 1995 to 2001 he served as a member of the board of directors of Bank United Corp. Prior to starting The Master Group in 1991, Mr. Master served from 1983 to 1990 as President and Chief Executive Officer of Ensign Bank FSB, as Executive Vice President and Director of The Merchants Bank of New York from 1979 to 1983, as President, Chief Executive Officer, Vice Chairman and Chief Financial Officer of United Americas Bank of New York from 1977 to 1979 and as President, Chief Executive Officer and Chairman of the major commercial banking subsidiary of Barnett Banks of Florida, Inc. from 1973 to 1977. Mr. Master is a former member of the advisory board of the Johnson Graduate School of Management, Cornell University.

Corporate Governance—Board of Trustees and Committees

Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of ten members, eight of whom our board has determined are “independent,” with independence being defined in the manner established by our board of trustees and consistent with listing standards established by the New York Stock Exchange. Our board has adopted categorical standards, which are contained in our corporate governance guidelines, to assist it in making determinations of independence. Under our corporate governance guidelines the following commercial and charitable relationships are not considered to be material relationships that would impair a trustee’s independence (trustees who are members of the audit committee have additional restrictions under the guidelines):

•	the trustee or any of his or her immediate family members accept payment directly or indirectly from us or any of our affiliates, the chairman of our board of trustees or any of our executive officers, other than for service as a member of our board or a committee of our board, of less than $100,000 during the current year; and

•	the trustee is a partner, executive officer or a shareholder owning less than 10% of any for-profit or not-for-profit organization to which we made or from which we received payments (other than those solely arising from investments in our securities) in an annual aggregate amount that is less than the greater of 5% of our or the organization’s consolidated gross revenues or $200,000, in the current year or in any of the past three years.

We have applied the independence standards established by the New York Stock Exchange and our categorical standards and have determined that Richard J. Berry, John R. Biggar, Raymond Garea, Michael J. Hagan, John P. Hollihan III, Richard A. Kraemer, Alan E. Master and Lewis S. Ranieri are independent trustees.

Our bylaws require that at all times two-thirds of the members of our board will be independent. All nominees for election as trustee will be selected by our corporate governance committee. Harold W. Pote will have the right, so long as he is our Chief Executive Officer, to nominate our then current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by our corporate governance committee, and satisfy the standards established by that committee for membership on our board.

The board met 27 times in 2006. Each of the then current trustees attended at least 75% of the board meetings and the meetings of the committees on which he served. The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of any corporate officers. Our Chairman of the board presides over executive sessions of the independent trustees. Trustees are encouraged, but not required, to attend our annual meetings of shareholders. Eight of our ten trustees attended the 2006 annual meeting.

Our board seeks to maintain high corporate governance standards. Our corporate governance structure was initially established in September 2002 in connection with our formation as a REIT. We have enhanced our corporate governance structure in several respects in light of recent regulatory developments intended to improve corporate governance practices. We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives. Our code of business conduct and ethics, declaration of trust, bylaws, board of trustee guidelines on corporate governance and the corporate governance, audit, and compensation and human resources committee charters can be found in the “Investors” section of our website at www.afrt.com.

The board has established the audit, compensation and human resource and corporate governance committees whose principal functions are briefly described below.

Audit Committee

Our board of trustees has established an audit committee, which is composed of three independent trustees: Messrs. Hagan (Chairman), Kraemer and Master. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of trustees has determined that Michael J. Hagan qualifies as an audit committee financial expert as defined under current SEC regulations and that all the members of our audit committee satisfy the independence and financial literacy requirements for audit committee members under current New York Stock Exchange and SEC regulations. The audit committee met 12 times in 2006.

Compensation and Human Resources Committee

Our board of trustees has established a compensation and human resources committee, which is composed of four independent trustees: Messrs. Hollihan (Chairman), Hagan, Master and Ranieri. The principal functions of the compensation and human resources committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our Proxy Statement.

The compensation and human resources committee also reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and based on its evaluation and with input from all independent trustees determines the Chief Executive Officer’s compensation levels. The compensation and human resources committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or senior executive compensation. The compensation and human resources committee met six times in 2006.

The compensation and human resources committee administers our 2002 Equity Incentive Plan and Long-Term Incentive Plan.

While it is not the policy of the compensation and human resources committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which our common shares are then listed or quoted, as the case may be.

Corporate Governance Committee

Our board of trustees has established a corporate governance committee, which is composed of three independent trustees: Messrs. Garea (Chairman), Hollihan and Ranieri. The corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the corporate governance committee’s selection criteria for trustee nominees. In assessing a potential trustee candidate, our corporate governance committee takes into account that the board of trustees as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge and experience useful to the effective oversight of our business. This assessment includes considerations of industry knowledge, accounting and finance experience, business judgment, management, leadership, public company experience, business strategy, understanding of real estate transactions, corporate governance and risk management. The committee also considers diversity of backgrounds so that the board of trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. This assessment process would be the same for nominees submitted by our shareholders. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the corporate governance committee annually facilitates the assessment of the performance of the board of trustees as a whole and of the individual trustees and reports thereon to the board. The corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates. Shareholders wishing to recommend trustee candidates for consideration by the corporate governance committee can do so by writing to the Secretary of the Company at our corporate headquarters in Jenkintown, Pennsylvania, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for trustee candidates prepared in accordance with our bylaws to the corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a trustee. The corporate governance committee met five times in 2006.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where a majority of our disinterested trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with Securities and Exchange Commission requirements. We cannot assure you that our conflicts of interest policy will eliminate all conflicts of interest.

Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our Company’s interest. The policy prohibits us, absent the approval of a majority of our disinterested trustees, from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest. For example, under our conflicts of interest policy we are prohibited (absent the approval of a majority of our disinterested trustees) from:

•	acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of more than 5%; or

•	permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our board and its committees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

The Compensation and Human Resources Committee of our board of trustees (the “Compensation Committee”) oversees our employee compensation programs that apply to (1) our most senior executive officers (“Senior Executives”), including the Principal Executive Officer and the other executives named in the Summary Compensation Table and (2) other senior members of our management team. Additionally, the Compensation Committee is responsible for reviewing and approving all individual compensation decisions relating to our Senior Executives.

Consistent with the requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent, non-employee members of the board of trustees. No Compensation Committee member participates in any of the Company’s employee compensation programs. Each year the Corporate Governance Committee of our board of trustees reviews any and all relationships our trustees have with the Company and reports the findings to the board of trustees. The board of trustees has determined that none of the Compensation Committee members have any material relationship with the Company or any of our Senior Executives.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that aligns executives’ interests with those of the shareholders by rewarding the achievement of established individual and corporate performance goals, with the ultimate objective of improving shareholder value. The Company’s compensation philosophy is designed to motivate executives to focus on operating results and create long-term shareholder value by:

•	rewarding executives who take actions that are best for the long-term performance of the Company while delivering positive annual operating results;

•	linking a portion of the executives’ compensation with the achievement of the Company’s business plan by using the Company’s operating results as a measurement; and

•	establishing a program that attracts, retains and motivates executives through compensation that is competitive with a peer group of other REITs.

The Compensation Committee believes that each of the above factors is important when determining compensation levels. The Compensation Committee does not apply any specific weighting or formula regarding such factors, and instead it exercises its discretion when considering the appropriate weighting to apply to these factors in determining compensation.

Setting Executive Compensation

Based on its compensation philosophy and objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the individual and corporate performance goals set by the Company and reward the executives for achieving such goals.

In making compensation decisions, the Compensation Committee uses market data on compensation by companies that we consider to be in our peer group to ensure that our total Senior Executive compensation program is competitive. The Company competes with many REITs and other companies for top executive-level talent. As such, the Compensation Committee sets compensation for Senior Executives to be competitive with the compensation paid to similarly situated executives of the companies comprising the peer group. Although market data provides the Compensation Committee context and a frame of reference, this is not the sole source of information on which compensation is determined. The Compensation Committee will consider other relevant factors in determining compensation and will vary compensation based on the experience level of the individual and market factors.

In October 2006, the Compensation Committee retained FPL Associates (“FPL”) as its independent compensation consultant to advise the Compensation Committee on all matters related to the Senior Executives’ compensation and general compensation program. As a result of this engagement, FPL attended two of the Compensation Committee meetings in 2006 and participated in numerous telephone discussions with the members of the Compensation Committee. FPL provided the Compensation Committee with guidance on industry best practices, comparative market data on compensation practices and programs based an analysis of peer competitors and a review of base salaries and cash and stock bonuses to our Senior Executives for service in 2006. Additionally, FPL reviewed our 2006 Long-Term Incentive Plan and advised on its dissolution that we effected in April 2007.

A significant percentage of total compensation paid to our Senior Executives is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by its compensation consultant to determine the appropriate level and mix of incentive compensation. Historically, and in fiscal 2006, the Compensation Committee granted a majority of total compensation to Senior Executives in the form of non-cash incentive compensation, which vests over a three or four year period. The Compensation Committee believes that the percentage of total compensation paid in the form of equity should increase as executives have increasing responsibility for corporate performance, which thereby more completely aligns their interests directly with those of our shareholders.

Compensation in 2006, a Year of Change

In August 2006, after undertaking a comprehensive strategic review of its business, the Company announced the implementation of a five point repositioning plan that centers on the disposition of non-core and other non-strategic assets and the refocusing of the Company on its core business model. The strategic review and the elements of our repositioning plan are described in our 2006 annual report to shareholders. As part of the implementation of this repositioning plan, the Company on August 16, 2006 appointed Harold W. Pote as President and Chief Executive Officer. In addition to the change in our Chief Executive Officer, three other senior executives departed from the Company in 2006.

When determining the incentive bonuses for our Senior Executives for 2006, the Compensation Committee heavily weighed the individual contributions of each of the Senior Executives towards the achievement of our repositioning plan goals. In particular, with respect to Messrs. Blumenthal, Nettina and Matey, the Compensation Committee determined that these efforts, although not foreseen when the individual and corporate performance goals where first established for 2006, should be weighed positively in the evaluation of these executives’ achievement of their performance goals. The Compensation Committee also took into account the need to provide these executives with appropriate equity based compensation to incentivize these executives to continue their efforts in implementing and completing the repositioning plan. Mr. Pote declined to accept a bonus for 2006.

The repositioning plan did not impact the base salaries of the Senior Executives.

Due to their departure from the Company, Messrs. Schorsch, Delany and Patterson received certain payments in lieu of performance-based incentive awards for 2006 as described below under “Employment Agreements.”

Elements of Executive Compensation

For the fiscal year ended December 31, 2006, the principal components of compensation for Senior Executive were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement plans; and

•	perquisites and other personal benefits.

Base Salary

The Company provides Senior Executives and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Senior Executives are determined based on the executives’ position and responsibility. During its review of base salaries for Senior Executives, the Compensation Committee primarily considers:

•	individual performance of the Senior Executive and the contributions of the Senior Executive to the Company’s achievement of its corporate objectives;

•	internal review of the Senior Executive’s compensation, both individually and relative to other executive officers; and

•	market data provided by our outside consultants.

Salary levels are generally determined at the time that the executive enters into an employment agreement with the Company. Except with respect to the employment agreement with Harold W. Pote, which does not guarantee any annual increases in his base salary, the employment agreements with Messrs. Blumenthal, Nettina and Matey provide that their base salaries will increase on each January at a minimum equal to the increase in the Consumer Price Index (CPI). Any increases above the increase in the CPI, or any increase at all in the case of Mr. Pote, are determined by the Compensation Committee based on its assessment of the executive’s performance.

Annual Incentive Compensation

Historically the Company has paid annual cash and equity incentive bonuses to our Senior Executives for their achievement of individual and corporate performance goals that are pre-determined by the Compensation Committee. Individual performance goals are tailored to each executive and the corporate goal is based on the Company’s reported adjusted funds from operations, or AFFO, a non-GAAP financial measure adopted by the REIT industry.

The cash portion of the bonus award to each of Messrs. Blumenthal, Nettina and Matey is based on a percentage of their respective base salaries, which percentage is adjusted based on the achievement of these performance goals. This percentage is adjusted to 50% for achieving the threshold level, 100% for achieving the target level and 135% (150% in the case of Mr. Blumenthal) for achieving the maximum level. Mr. Pote’s employment agreement establishes that his initial target bonus is $500,000 per full fiscal year and his initial maximum bonus is $1,000,000 per fiscal year, but it does not require any minimum cash bonus.

With respect to the stock portion of the performance-based incentive bonus, one-half of the target grants to each of Messrs. Blumenthal, Nettina and Matey are guaranteed and the other half is contingent on the achievement of the same performance thresholds that apply to cash bonuses. The performance-based incentive bonus to Mr. Pote is not based on the achievement of certain pre-determined performance thresholds, but rather the Compensation Committee will consider the achievement of the corporate goals of the Company and the individual performance of Mr. Pote in determining the appropriate level of incentive compensation. Mr. Pote is eligible for future grants of restricted common shares as incentive compensation at the discretion of the Compensation Committee.

In determining the Senior Executive’s annual incentive compensation, the Compensation Committee may also consider additional factors, as it did when it considered the Company’s repositioning plan when determining 2006 performance-based incentive compensation, and adjust the incentive compensation accordingly. In general, the Compensation Committee seeks to provide key executives with a total compensation package that is competitive with comparable equity REITs.

Long-Term Incentive Compensation

In 2005, the Compensation Committee established the 2006 Long-Term Incentive Plan (the “LTIP”), a long-term, performance-based plan in which executive officers and certain other key employees are entitled to participate. Each of the participants under the LTIP was allocated pre-determined Target Units, and shares of restricted common shares relating to such units were to be awarded based on the achievement of established threshold levels in the Company’s funds from operations, a non-GAAP financial measure adopted by the REIT industry.

In April 2007, the Compensation Committee determined that the LTIP should be dissolved and that each participant who accepts such dissolution should be offered a one-time grant of restricted common shares. Each of Messrs. Blumenthal, Nettina and Matey agreed to the dissolution of the LTIP and in exchange for the cancellation of their LTIP Target Units these executives received the following grants of restricted common shares:

Senior Executive	LTIP Target Units (Cancelled)	Dissolution Grant

Glenn Blumenthal	480,000	240,000
David Nettina	360,000	180,000
Edward J. Matey Jr.	216,000	108,000

Each of the one-time grants of restricted common shares represents 50% of the LTIP Target Units that were cancelled. These grants will vest according to the following schedule: 12.5% on each of December 31, 2007 and December 31, 2008, 16.7% on each of December 31, 2009 and December 31, 2010 and 20.8% on each of December 31, 2011 and December 31, 2012. Dividends on unvested shares will accrue from the grant date and be paid to each of these executives on the date the shares become vested. In the event of a change in control of the Company, all unvested shares will become fully vested and all accrued dividends on such shares will be paid to these executives. If the employment of any of these executives is terminated, whether by the Company with or without cause or voluntarily by the executive, all unvested shares will be forfeited including any dividends accrued by such forfeited shares. However, if within six months of the executive’s termination by the Company for any reason other than for cause there is change in control event, then 100% of the executive’s grant of restricted shares that are not already vested will become vested. If the change in control event occurs within 12 months but after six months of the executive’s termination by the Company for any reason other than for cause, then 50% of that executive’s grant of restricted shares that are not already vested will become vested. Our Chief Executive Officer, Harold W. Pote, is not a participant in the LTIP and therefore he was not offered any restricted common shares in connection with the dissolution of the LTIP.

Retirement Plans

Under the First States Group, L.P. 401(k) Plan (the “401(k) Plan”), a tax qualified retirement savings plan, employees, including our Senior Executives, may contribute a portion of their salary up to the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. The Company will match 100% of the first 3% of pay that is contributed to the Savings Plan and 50% of the next 2% of pay contributed. All contributions to the 401(k) Plan as well as any employer matching contributions are fully-vested upon contribution.

Perquisites and Other Personal Benefits

The Company provides Senior Executives with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Senior Executives. Aside from the matching of contributions to our 401(k) Plan described above, the perquisites and other personal benefits that we provide to our current Senior Executives include health benefits and automobile allowances.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in the “Summary Compensation Table” on page 21.

Employment Agreements

Our operating partnership has entered into employment agreements with each of our current Senior Executives. These employment agreements provide for annual base salaries, which are as follows for 2006: Harold W. Pote, $500,000; Glenn Blumenthal, $285,500; David J. Nettina, $261,250; and Edward J. Matey Jr., $272,750. The employment agreements also provide that these executive officers are eligible to participate in the Company’s 2002 Equity Incentive Plan and to receive annual bonuses under our approved bonus plans.

The employment agreements require that our Senior Executives devote substantially all of their business time to the Company’s operations. Except with respect to the employment agreement with Mr. Pote, which does not have fixed term, the employment agreements of our Senior Executives have three year terms that automatically extend for additional one-year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. The employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the board of trustees, or the failure to follow the lawful directives of the board of trustees provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

The employment agreements with our Senior Executives provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

For a 12 month period after termination of an executive’s employment for any reason other than termination by us, the executives under these employment agreements have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us.

On August 16, 2006, our operating partnership entered into a Separation Agreement with Nicholas S. Schorsch, our former President, Chief Executive Officer and Vice Chairman of the Board of Trustees, which agreement was guaranteed by the Company. Under the Separation Agreement, Mr. Schorsch’s employment with the Company ceased effective August 16, 2006. The Separation Agreement provided for the resolution of all matters with respect to Mr. Schorsch’s employment, including all obligations to Mr. Schorsch under his Employment Agreement with the Company, dated August 30, 2005 (the “Employment Agreement”), the LTIP, his outstanding options and restricted stock, and the Company’s Supplemental Executive Retirement Plan (the “SERP”). The Separation Agreement also provided for the termination and buy-out of related party leases with the Company. Under the Separation Agreement, no further payments or benefits would be payable to Mr. Schorsch in the event of a change of control of the Company. Under the terms of the Separation Agreement, Mr. Schorsch was paid (i) $5,444,773, less taxes, in a single lump sum cash payment, in satisfaction of all obligations under the Employment Agreement, and in recognition that a material portion is in consideration of Mr. Schorsch’s confidentiality, non-competition and non-solicitation obligations; (ii) $6,237,000, less taxes, in cash in satisfaction of his forfeiture of all rights under the LTIP; (iii) $1,484,974, less taxes, in satisfaction of any obligations under the SERP; and (iv) approximately $3,728,000 (inclusive of a tax gross-up), to fully fund insurance policies with Mr. Schorsch as owner that were previously purchased by the Company as required by the terms of the Employment Agreement. Furthermore, upon his termination of employment, Mr. Schorsch vested in 94,726 options, exercisable at $10.00 per share, that were otherwise scheduled to vest on September 30, 2006, and will vest in 266,997 previously unvested restricted common shares. At the time of separation, Mr. Schorsch had an aggregate of 852,539 unexercised options, exercisable at $10.00 per share, which will remain exercisable for two years. The Separation Agreement provides for mutual release and mutual non-disparagement by Mr. Schorsch and the Company. Mr. Schorsch is also subject to confidentiality provisions and an 18 month non-competition and non-solicitation period. In addition, for six years following his separation, Mr. Schorsch will continue to be covered by directors and officers insurance with respect to his acts or omissions as an officer and trustee of the Company. Under the Separation Agreement, the Company has also terminated two leases for properties owned by Mr. Schorsch’s family and trusts by buying out the remaining lease payments for aggregate amounts of $194,045 and $212,563, respectively.

On September 30, 2006, our operating partnership entered into a Separation Agreement with Robert M. Patterson, our former Senior Vice President—Acquisitions. The Separation Agreement provided for the resolution of all matters with respect to Mr. Patterson’s employment, including all obligations to Mr. Patterson under his Employment Agreement with the Company, dated March 28, 2005. Under the Separation

Agreement, Mr. Patterson’s employment ceased effective September 30, 2006. Mr. Patterson was paid $474,658 in a single lump sum payment, in satisfaction of all obligations under the Employment Agreement, and he also vested in 30,587 previously unvested restricted common shares. In addition, the Company agreed to provide health coverage to Mr. Patterson and his family and directors and officers liability insurance coverage through October 31, 2007. The Separation Agreement provides for mutual release and mutual non-disparagement by Mr. Patterson and the Company. Mr. Patterson is also subject to confidentiality provisions and a non-competition and non-solicitation period that expires on October 31, 2007.

On October 3, 2006, our operating partnership entered into a Separation Agreement with Robert J. Delany, our former Executive Vice President—European Operations. The Separation Agreement provided for the resolution of all matters with respect to Mr. Delany’s employment, including all obligations to Mr. Delany under his Employment Agreement with the Company, dated January 1, 2004. Under the terms of the Separation Agreement, Mr. Delany was paid $800,000, in a single lump sum payment, in satisfaction of all obligations under the Employment Agreement. The Separation Agreement provides for mutual release and mutual non-disparagement by Mr. Delany and the Company. Mr. Delany is also subject to confidentiality provisions and a 12 month non-competition and non-solicitation period.

The employment agreements with our Senior Executives provide certain benefits upon termination and change in control. Please see “Potential Payments Upon Termination or Change in Control” on page 25 for a description of these benefits.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s income tax return to compensation of $1 million for certain executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-based, nondiscretionary and has been approved by the Company’s shareholders. This regulation did not apply to the Company prior to the time it became a public company in June 2003. The compensation and human resources committee’s policy with respect to Section 162(m) since the initial public offering is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company’s executives with appropriate rewards for their performance.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John P. Hollihan III, Chairman
Michael J. Hagan
Alan E. Master
Lewis S. Ranieri

Compensation Committee Interlocks and Insider Participation

We have no compensation committee interlocks, none of our employees participate in the Compensation Committee and the Compensation Committee consists of four independent trustees.

SUMMARY COMPENSATION TABLE

				Stock	Option	All Other
Name	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Total

Harold W. Pote	2006	$186,198	$—	$791,653	$—	$—	$977,851
President and Chief Executive Officer (Principal Executive Officer)
David J. Nettina	2006	261,250	300,000	198,810	—	68,187	828,247
Executive Vice President—Chief Financial Officer and Chief Real Estate Officer (Principal Financial Officer)
Glenn Blumenthal	2006	285,500	300,000	755,436	16,481	33,239	1,390,656
Executive Vice President—Chief Operating Officer
Edward J. Matey Jr.	2006	272,750	190,000	498,185	1,318	33,239	995,492
Executive Vice President and General Counsel
Nicholas S. Schorsch(3)	2006	565,625	—	2,995,840	53,288	21,577,358	25,192,111
Former President and Chief Executive Officer (Principal Executive Officer)
Robert J. Delany(4)	2006	172,438	—	74,661	1,672	852,380	1,101,151
Former Executive Vice President—European Operations
Robert M. Patterson(5)	2006	181,875	—	92,882	—	859,553	1,134,310
Former Senior Vice President—Acquisitions

(1)	The amount reflected is the cost recognized by the Company in 2006 under SFAS No. 123R for all restricted stock and option grants to the executive in 2006 and prior years. In regards to restricted stock grants, the Company assumed that these grants would not be forfeited by these named officers. With respect to stock option grants, the Company estimated the fair value of each option on the dated of grant using the Black-Scholes options pricing model. The Company assumed the options had an expected life of 5 years, used a risk-free interest rate of 3.25% to 4.21%, a volatility of 10% and a dividend yield of 7.5%.

(2)	See All Other Compensation and Perquisites and Other Benefits tables below.

(3)	Separated from the Company on August 16, 2006. See “Employment Agreements” on page 17 for a description of the terms of separation.

(4)	Separated from the Company on October 3, 2006. See “Employment Agreements” on page 17 for a description of the terms of separation.

(5)	Separated from the Company on September 30, 2006. See “Employment Agreements” on page 17 for a description of the terms of separation.

All Other Compensation Table

					Severance
	Perquisites and	Insurance		401(k) Plan	Payments/
Name	Other Benefits(1)	Premiums		Contributions	Accruals		Total

Harold W. Pote	$—	$—		$—	$—		$—
David J. Nettina	59,587	—		8,600	—		68,187
Glenn Blumenthal	24,639	—		8,600	—		33,239
Edward J. Matey Jr.	24,639	—		8,600	—		33,239
Nicholas S. Schorsch	416,865	404,841	(2)	8,600	20,747,052	(3)	21,577,358
Robert J. Delany	52,380	—		—	800,000	(4)	852,380
Robert M. Patterson	18,479	—		8,600	832,474	(5)	859,553

(1)	See the Perquisites and Other Benefits table.

(2)	The Company paid the premiums for Mr. Schorsch’s whole life insurance policies, aggregating $239,260. The amount included in the above table represents Mr. Schorsch’s taxable compensation relating to such premiums and applicable tax gross-up paid on his behalf during 2006.

(3)	Mr. Schorsch entered into a Separation Agreement with the Company on August 16, 2006, which agreement provided for the following severance payments: (i) $4,525,000, base salary severance (five times current base salary of $905,000), (ii) $75,417, base salary during the 30 day notice period, (iii) $735,653, pro-rated cash incentive bonus based on achievement of target performance goals, (iv) $108,703, healthcare insurance coverage for family for five years, (v) $6,237,000, less taxes, in cash in satisfaction of his forfeiture of all rights under the LTIP; (vi) $1,484,974, less taxes, in satisfaction of any obligations under the SERP; (vii) $3,728,419 (inclusive of a tax gross-up), to fully fund insurance policies with Mr. Schorsch as owner that were previously purchased by the Company as required by the terms of the Employment Agreement; and (viii) $3,851,886, value of unvested restricted common shares that accelerated in vesting in connection with the separation.

(4)	Mr. Delany entered into a Separation Agreement with the Company on October 3, 2006, which agreement provided for a severance payment of $800,000.

(5)	Mr. Patterson entered into a Separation Agreement with the Company on September 30, 2006, which agreement provided for the following severance payments: (i) $474,658, base salary severance, (ii) $20,136, healthcare insurance coverage for family through October 31, 2007, and (iii) $337,680, value of unvested restricted common shares that accelerated in vesting in connection with the separation.

Perquisites and Other Benefits Table

	Health	Auto	Vacation
Name	Benefits	Allowance	Payout	Perquisites		Total

Harold W. Pote	$—	$—	$—	$—		$—
David J. Nettina	11,187	8,400	—	40,000	(1)	59,587
Glenn Blumenthal	15,639	9,000	—	—		24,639
Edward J. Matey Jr.	15,639	9,000	—	—		24,639
Nicholas S. Schorsch	10,426	16,000	23,315	367,124	(2)	416,865
Robert J. Delany	7,819	3,900	—	40,661	(3)	52,380
Robert M. Patterson	11,729	6,750	—	—		18,479

(1)	Consists of relocation expense reimbursement.

(2)	Amount represents $30,000 reimbursed to Mr. Schorsch for financial planning and legal services, $81,284 paid for personal bookkeeping services and $13,993 attributable to the use of Company vehicles. In addition, the Company employed an assistant for Mr. Schorsch used exclusively to handle his personal affairs as well as drivers and security personnel for Mr. Schorsch’s and his family’s exclusive use. The aggregate cost of these employees during 2006 are as follows:

	Number of
	Months	Aggregate
Employee	Employed	Cost

Assistant	8.5	$57,914
Security/Driver	4.0	53,322
Security/Driver	8.5	107,105
Driver	8.5	23,506

(3)	Consists of $31,162 in relocation expense reimbursement and $9,499 in payment for tax preparation and financial planning services.

GRANTS OF PLAN BASED AWARDS

		Stock Awards:		Option Awards:
		Number of		Number of	Exercise or
		Shares of		Shares of	Base Price of	Closing Price
	Grant	Stock or		Stock or	Option	on Grant Date
Name	Date	Units (#)		Units (#)	Awards ($/Sh)	($/Sh)

Harold W. Pote	3/31/2006	6,000	(1)	—	$—	$11.65
	6/1/2006	2,513	(2)	—	—	9.95
	8/16/2006	500,000	(3)	—	—	11.21
David J. Nettina	3/1/2006	45,985	(4)	—	—	11.97
Glenn Blumenthal	3/1/2006	77,011	(4)	—	—	11.97
Edward J. Matey Jr.	3/1/2006	30,949	(4)	—	—	11.97
Nicholas S. Schorsch	3/1/2006	116,703	(4)	—	—	11.97
Robert J. Delany	—	—		—	—	—
Robert M. Patterson	3/1/2006	20,150	(4)	—	—	11.97

(1)	This award was granted to Mr. Pote when he joined the Company’s board of trustees on March 31, 2006 as an independent trustee. This award vested 33.33% in March 2007 and the same percentage will vest on each of March 31, 2008 and March 31, 2009.

(2)	This award was granted to Mr. Pote on June 1, 2006 as part of our annual stock compensation to our independent trustees. This award will vest at a rate of 33.33% on each anniversary of the date of the grant.

(3)	This award was granted to Mr. Pote when he became the Company’s President and Chief Executive Officer on August 16, 2006 and it represents an incentive grant for assuming this position. This award will vest at a rate of 33.33% on each anniversary of the date of the grant.

(4)	These awards represented incentive bonus grants for fiscal year 2005. Except with respect to the awards to Messrs. Schorsch and Patterson, which awards fully accelerated in vesting in connection with their separation from the Company in 2006, these awards vested 25% on January 2, 2007 and the remaining shares have vested or will continue to vest at a rate of 6.25% at the end of each quarter thereafter.

OUTSTANDING EQUITY AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive Plan	Incentive Plan
			Plan					Awards:	Awards:
			Awards:					Number of	Market or
	Number of	Number of	Number of					Unearned	Payout Value
	Securities	Securities	Securities			Number of	Market Value	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	of Stock That	Units of Stock	Rights That	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	That Have	Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price	Date	Vested (#) (1)	Not Vested	Vested (#)(2)	Vested
Harold W. Pote	—	—	—	$—	—	508,513	$5,817,389	—	$—
David J. Nettina	—	—	—	—	—	54,985	629,028	360,000	4,118,400
Glenn Blumenthal	388,335	—	—	10.00	9/10/2012	124,194	1,420,779	480,000	5,491,200
Edward J. Matey Jr.	37,500	—	—	10.00	9/10/2012	54,541	623,949	216,000	2,471,040
Nicholas S. Schorsch	852,539	—	—	10.00	8/16/08	—	—	—	—
Robert J. Delany	—	—	—	—	—	—	—	—	—
Robert M. Patterson	—	—	—	—	—	—	—	—	—

(1)	These amounts represent the unvested portion of restricted share awards granted as incentive grants, which awards vest either on (i) a three-year vesting schedule of 33.33% on each anniversary of the date of grant as in the case of all the grants to Mr. Pote or (ii) a four-year vesting schedule of 25% on the first anniversary of the date of grant and 6.25% at the end of each quarter thereafter as in the case of the grants to each of the other Senior Executives. The original restricted share awards granted to the Senior Executives that were subject to vesting as of December 31, 2006 according to the above vesting schedule are as follows:

Senior Executive	Date of Award		Amount of Award

Harold W. Pote	3/31/2006		6,000
	6/1/2006		2,513
	8/16/2006		500,000
Glenn Blumenthal	3/1/06	*	77,011
	1/4/05		64,367
	1/2/04		60,000
David J. Nettina	3/1/06	*	45,985
	4/27/05		16,000
Edward J. Matey Jr.	3/1/06	*	30,949
	1/4/05		32,184
	1/2/04		30,000

*	For vesting purposes the grant date is January 1, 2006.

(2)	These amounts represent the Target Units allocated to the Senior Executives under our LTIP. Effective April 2007, each of Messrs. Blumenthal, Nettina and Matey has agreed to the dissolution of the LTIP and the cancellation of the Target Units allocated to him in exchange for the issuance of one-time grants of restricted common shares. Messrs. Blumenthal, Nettina and Matey have been granted 240,000, 180,000 and 108,000 restricted common shares, respectively, which shares will vest according to the following schedule: 12.5% on each of December 31, 2007 and December 31, 2008, 16.7% on each of December 31, 2009 and December 31, 2010 and 20.8% on each of December 31, 2011 and December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise	Exercise (#)	Vesting(1)

Harold W. Pote	—	$—	—	$—
David J. Nettina	—	—	7,000	77,800
Glenn Blumenthal	—	—	83,516	932,455
Edward J. Matey Jr.	—	—	35,592	399,327
Nicholas S. Schorsch(2)	—	—	188,109	2,079,603
Robert J. Delany	—	—	8,928	102,070
Robert M. Patterson(2)	—	—	7,307	81,003

(1)	Based on the closing price of the Company’s common shares on the day of the applicable vesting.

(2)	Only includes vesting during term of employment; acceleration in vesting in connection with separation from the Company is not included.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of the current Senior Executives of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each Senior Executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown on the tables assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. These amounts also reflect the dissolution of the LTIP and the issuance of one-time restricted common share grants to each of Messrs. Blumenthal, Nettina and Matey as described on page 16 of this proxy statement and the April 2007 amendments to the employment agreements with each of such executives as described below under the heading “Payments Made Upon Change in Control.” The amounts that such executives would have received had the LTIP not have been terminated and had their employment agreements not been amended are shown in the footnotes to these tables. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a Senior Executive’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include: accrued salary, bonuses and incentive payments already determined and payments pursuant to other existing obligations. In addition, except with respect to Harold W. Pote, if we terminate the executives’ employment without cause, we will be obligated to pay (i) a lump sum payment of severance equal to the base salary payable under the agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months, (ii) the cash portion of the incentive bonus prorated for the year in which the termination occurred, (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in each employment agreement. Under the terms of his employment agreement, Mr. Pote is not eligible for any of these payments, even if his employment agreement is terminated by the Company without cause. Additionally, except as described below, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to Messrs. Blumenthal, Nettina and

Matey will become fully vested, and such executives will have a period of two years in which to exercise all vested options.

Payments Made Upon Death or Disability

In the event of the death or disability of a Senior Executive, in addition to the benefits listed under the heading “Payment Made Upon Termination” above, the Senior Executive will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Payments Made Upon Change in Control

Upon a change of control, the Senior Executives will become fully vested in their options and restricted shares. Messrs. Blumenthal, Nettina and Matey will also become fully vested in the restricted shares that they were issued in April 2007 in connection with their agreement to dissolve the LTIP and cancel the Target Units that were awarded to them under such plan as described on page 16 of this proxy statement.

Further, on August 30, 2005, we entered into amended and restated employment agreements with Glenn Blumenthal, David J. Nettina and Edward J. Matey Jr. to provide for severance upon termination in connection with a change of control in lieu of the severance that would otherwise be payable in the event of a termination without cause. Each of their employment agreements was amended to provide for severance payment in the event the executive’s employment is terminated during a change of control termination period, which is defined in the employment agreement as the period six months prior to the date on which a change of control occurs and two years following such date. If the executive is terminated by us for any reason other than for cause, death or permanent disability during a change of control termination period, then the executive will be entitled to a severance payment equal to 2.5, in the case of Messrs. Blumenthal, Nettina and Matey, multiplied by the sum of (i) his average base salary for the calendar year in which the termination occurs and the two preceding calendar years, plus (ii) the average annual cash incentive bonus received by him for the three full fiscal year periods immediately prior to his date of termination, plus (iii) the average value of the restricted share grants awarded to him over the three year period immediately preceding his date of termination. In April 2007, in connection with dissolution of the LTIP and the issuance of one-time restricted common share grants to each of Messrs. Blumenthal, Nettina and Matey, each of such executives agreed to amend their respective employment agreements by eliminating clause (iii) in the above formulation of the change in control severance payment. These amendments will result in a reduction in the change in control severance payment to each of Messrs. Blumenthal, Nettina and Matey by an amount equal to 2.5 multiplied by the average value of the restricted share grants awarded to him over the three year period immediately preceding his date of termination. This change of control severance payment will be made in lieu of the severance payment that would otherwise be payable in the event of a termination without cause that is not during a change of control termination period. Aside from the full vesting of his restricted shares, Mr. Pote is not eligible for any other severance benefit in connection with a change of control event, including termination of his employment by the Company for any reason following any such event.

In general terms, a change in control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

•	if a majority of our board votes in favor of a resolution stating that a change in control has occurred.

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

	Termination Without		Voluntary	Change in	Change in Control and
	Cause or Permanent		Termination or	Control Without	Termination Without
Name	Disability(1)	Death(1)	Termination for Cause	Termination(1)(2)(3)	Cause(1)(2)(4)(5)

Harold W. Pote	$—	$—	$—	$5,817,389	$5,817,389
Glenn Blumenthal	2,031,210	1,706,279	—	4,166,379	5,558,781
David J. Nettina	1,270,179	914,528	—	3,551,241	5,005,476
Edward J. Matey Jr.	1,207,817	896,699	—	1,859,469	4,020,067

Total	$4,509,206	$3,517,507	$—	$15,394,478	$20,401,713

(1)	Based on stock price on December 31, 2006 of $11.44. Excludes restricted share grants on March 1, 2007 to Mr. Blumenthal (60,000 shares), Mr. Nettina (160,000 shares) and Mr. Matey (35,000).

(2)	The Company’s employment agreements with Messrs. Blumenthal, Nettina and Matey provides that in the event there is an excise tax imposed on their respective severance payment, then the Company will gross up the executive’s compensation for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

(3)	These amounts reflect the dissolution of the LTIP with respect to each of Messrs. Blumenthal, Nettina and Matey effective April 2007 and the issuance of 240,000, 180,000 and 108,000 restricted common shares, respectively, in exchange for such dissolution and cancellation of their respective Target Units granted under the LTIP. If the LTIP was not dissolved, the amounts under this column would have been $9,014,236 for Mr. Blumenthal, $6,618,485 for Mr. Nettina and $3,946,717 for Mr. Matey, which total amounts consist of the following:

Senior Executive	Source of Payment	Amount of Payment

Glenn Blumenthal	Acceleration of unvested restricted share awards	$1,420,779
	Acceleration of unvested Target Units awarded under the LTIP	5,491,200
	Tax Gross-Up	2,102,257

David J. Nettina	Acceleration of unvested restricted share awards	629,028
	Acceleration of unvested Target Units awarded under the LTIP	4,118,400
	Tax Gross-Up	1,871,056

Edward J. Matey Jr.	Acceleration of unvested restricted share awards	623,949
	Acceleration of unvested Target Units awarded under the LTIP	2,471,040
	Tax Gross-Up	851,728

(4)	The termination without cause must occur during a period commencing on the date that is six months prior to the Change in Control event and ending on the date that is 24 months after the date of such event.

(5)	These amounts reflect (i) the dissolution of the LTIP with respect to each of Messrs. Blumenthal, Nettina and Matey effective April 2007 and the issuance of 240,000, 180,000 and 108,000 restricted common shares, respectively, in exchange for such dissolution and cancellation of their respective Target Units granted under the LTIP and (ii) the amendments to their respective employment agreements to eliminate past incentive bonus stock payments in the calculation of the change in control severance payment. If the LTIP was not dissolved and the employment agreements were not amended, the amounts under this column would have been $14,749,596 for Mr. Blumenthal, $9,553,380 for Mr. Nettina and $7,582,643 for Mr. Matey, which total amounts consist of the following:

Senior Executive	Source of Payment	Amount of Payment

Glenn Blumenthal	Change in Control Severance Payment (2.5x)	$3,839,946
	Acceleration of unvested restricted share awards	1,420,779
	Acceleration of unvested Target Units awarded under the LTIP	5,491,200
	Tax Gross-Up	3,982,032
	Continuing healthcare benefits	15,639

David J. Nettina	Change in Control Severance Payment (2.5x)	1,961,586
	Acceleration of unvested restricted share awards	629,028
	Acceleration of unvested Target Units awarded under the LTIP	4,118,400
	Tax Gross-Up	2,831,315
	Continuing healthcare benefits	13,051

Edward J. Matey Jr.	Change in Control Severance Payment (2.5x)	2,430,487
	Acceleration of unvested restricted share awards	623,949
	Acceleration of unvested Target Units awarded under the LTIP	2,471,040
	Tax Gross-Up	2,041,528
	Continuing healthcare benefits	15,639

The total payment amounts to each Senior Executive based on the events described in the above table consist of the following:

Payment upon Termination without Cause or Permanent Disability:

	Harold W. Pote	Glenn Blumenthal	David J. Nettina	Edward J. Matey Jr.	Total

Severance Period Base Salary	$—	$309,292	$342,600	$295,479	$947,371
Target Incentive Bonus (cash component)	—	285,500	285,500	272,750	843,750
Acceleration of unvested restricted share awards	—	1,420,779	629,028	623,949	2,673,757
Continuing healthcare benefits	—	15,639	13,051	15,639	44,328

	$—	$2,031,210	$1,270,179	$1,207,817	$4,509,206

Payment upon Death:

	Harold W. Pote	Glenn Blumenthal	David J. Nettina	Edward J. Matey Jr.	Total

Target Incentive Bonus (cash component)	$—	$285,500	$285,500	$272,750	$843,750
Acceleration of unvested restricted share awards (stock incentive bonus)	—	1,420,779	629,028	623,949	2,673,757

	$—	$1,706,279	$914,528	$896,699	$3,517,507

Payment upon Change in Control without Termination:

	Harold W. Pote	Glenn Blumenthal	David J. Nettina	Edward J. Matey Jr.	Total

Acceleration of unvested restricted share awards (stock incentive bonus)	$5,817,389	$1,420,779	$629,028	$623,949	$8,491,146
Acceleration of unvested restricted shares award (LTIP dissolution grant)	—	2,059,200	2,059,200	1,235,520	6,040,320
Tax Gross-Up	—	—	863,012	—	863,012

	$5,817,389	$4,166,379	$3,551,241	$1,859,469	$15,394,478

Payment upon Change in Control Period and Termination without Cause:

	Harold W. Pote	Glenn Blumenthal	David J. Nettina	Edward J. Matey Jr.	Total

Change in Control Severance Payment (2.5x)	$—	$1,376,763	$967,542	$1,274,265	$3,618,570
Acceleration of unvested restricted share awards (stock incentive bonus)	5,817,389	1,420,779	629,028	623,949	8,491,146
Acceleration of unvested restricted share award (LTIP dissolution grant)	—	2,745,600	2,059,200	1,235,520	6,040,320
Tax Gross-Up	—	—	1,336,655	870,695	2,207,349
Continuing healthcare benefits	—	15,639	13,051	15,639	44,328

	$5,817,389	$5,558,781	$5,005,476	$4,020,067	$20,401,713

TRUSTEE COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that trustees expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Trustees who are employees receive no additional compensation for their services as a trustee.

Cash Compensation

Each trustee who is not an employee is paid a trustee’s fee of $20,000 per year. In addition, non-employee trustees will receive a fee of $2,000 for each board of trustees meeting attended as well as $2,000 per board committee meeting attended regardless of whether the committee meeting is held on the same day as a board meeting. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

Quarterly Chairman Fee Paid in Shares

We pay an annual fee for service as Chairman of our board and Chairman of a board committee. This Chairman fee, paid quarterly, in shares of common stock, is $20,000, $15,000, $10,000 and $10,000 for the board, the audit committee, the compensation and human resources committee and the corporate governance committee, respectively, and $15,000 for other committees.

Annual and Other Grants of Restricted Shares

Non-employee trustees are awarded an annual grant of restricted stock with a value of $25,000, made on the date of each annual shareholders’ meeting based upon the closing price of our common shares immediately after the meeting. This award will vest in three equal annual installments with accelerated vesting if the trustee leaves the board. New non-employee trustees are awarded restricted stock with a value from $50,000 to $75,000 upon joining the board. These awards also vest in three equal annual installments but they do not accelerate in vesting if the trustee leaves the board. The board of trustees may make additional grants of restricted common shares or options to purchase common shares from time to time to non-employee trustees.

TRUSTEE SUMMARY COMPENSATION TABLE

	Fees Earned or	Stock		All Other
Name	Paid in Cash(1)	Awards(2)	Option Awards(3)	Compensation	Total

Lewis S. Ranieri	$96,000	$303,476	—	—	$399,476
Raymond Garea	82,000	102,456	—	—	184,456
Michael J. Hagan	102,000	107,460	—	—	209,460
John P. Hollihan III	102,000	109,964	—	—	211,964
William M. Kahane(4)	49,333	99,959	—	—	149,292
Richard A. Kraemer	100,000	96,201	—	—	196,201
Alan E. Master	112,000	32,042	—	—	144,042
Harold W. Pote(5)	55,500	—	—	—	55,500

(1)	The amount reflected consists of the annual cash retainer of $20,000 and the aggregate payments of the $2,000 fee for each board of trustees or committee meeting attended.

(2)	The amount reflected is the cost recognized by the Company in 2006 under SFAS No. 123R for all stock grants to the executive in 2006 and prior years. These stock grants consist of (i) initial grants of restricted stock that independent trustees receive upon joining our board of trustees, (ii) annual grants of restricted stock with a value of $25,000 and (iii) quarterly fees paid in unrestricted stock to the chairman of our board of trustees and each of our committees. Except with respect to the shares that we issue quarterly for service as chairman, which shares are fully vested on issuance, each of these grants vest at a rate of

33.33% on each anniversary of the date of issuance. As of December 31, 2006, the aggregate number of stock awards

30.1

outstanding, both vested and unvested, with respect to each of these trustees is as follows: Lewis S. Ranieri, 234,645; Raymond Garea, 48,257; Michael J. Hagan, 27,821; John P. Hollihan III, 30,168; William M. Kahane, 28,821; Richard A. Kraemer, 47,819; Alan E. Master, 8,513; and Harold W. Pote, 8,513 (see footnote 5 below).

(3)	As of December 31, 2006, Lewis S. Ranieri had an outstanding option award for 150,000 common shares, which became fully vested in 2005.

(4)	Mr. Kahane resigned from the board of trustees effective September 5, 2006.

(5)	Mr. Pote joined the board of trustees on March 31, 2006 as an independent trustee. On August 16, 2006, Mr. Pote assumed the role of President and Chief Executive Officer and ceased being an independent member of our board of trustees. During his tenure as an independent trustee, Mr. Pote was paid $55,500, which amount represents his annual trustee fee pro-rated for the period that he served as an independent trustee and fees paid for his participation in board and committee meetings as an independent trustee. In addition, he was awarded 6,000 and 2,513 restricted shares on March 31, 2006 and June 1, 2006, respectively. The corresponding expense associated with these shares as determined in accordance to SFAS No. 123R is included in the Executive Compensation Summary.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board is comprised of three independent trustees: Messrs. Hagan (Chairman), Kraemer and Master. Each of these trustees meets the independence and experience requirements of the New York Stock Exchange. The audit committee maintains a written charter outlining the audit committee’s practices.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including the recommendation to the Board of the selection of the Company’s independent accountants.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the audit committee certify that the independent auditor is “independent” under applicable rules, although the audit committee will oversee that the Company’s independent accountants are and continue to remain independent. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.

In this context, the audit committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the audit committee the written disclosures and the letter required by applicable professional standards, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussion with management and the independent accountants and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Company’s 2006 Annual Report on Form 10-K.

This report is provided by the following trustees, who constituted the audit committee for the 2006 fiscal year.

Respectfully Submitted,
Audit Committee:
Michael J. Hagan, Chairman
Richard A. Kraemer
Alan E. Master

SHARE OWNERSHIP OF OUR TRUSTEES, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of common shares, as of April 5, 2007, by (i) each of our trustees, (ii) each of our executive officers named in the “Summary Compensation Table” beginning on page 21, (iii) all of our trustees and executive officers as a group and (iv) any shareholders known to us to be the beneficial owner of more than 5% of our common shares. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

	Number of Shares		Percentage of All
	Beneficially		Common
Name of Beneficial Owner	Owned		Shares(1)

Trustees and Named Executive Officers
Harold W. Pote	608,513	(2)	*
Glenn Blumenthal	826,713	(2)	*
David J. Nettina	223,185		*
Edward J. Matey Jr.	225,235	(2)	*
Nicholas S. Schorsch	2,285,767	(3)	1.8%
Robert J. Delany	—	(4)	*
Robert M. Patterson	36,850	(5)	*
Lewis S. Ranieri	806,115	(6)	*
Richard J. Berry	6,000		*
John R. Biggar	6,000		*
Raymond Garea	73,492		*
Michael J. Hagan	56,273		*
John P. Hollihan III	80,403		*
Richard A. Kraemer	63,171	(7)	*
Alan E. Master	13,928	(8)	*
All executive officers and trustees as a group (15 persons)	5,311,645		4.1%

5% Shareholders
FMR Corp.	13,507,468	(9)	10.5%
Neuberger Berman Inc.	12,310,503	(10)	9.5%
Barclays Global Investors, NA	8,297,551	(11)	6.4%
Barrow, Hanley, Mewhinney & Strauss, Inc.	7,921,200	(12)	6.1%
The Vanguard Group, Inc.	7,720,731	(13)	6.0%
Hunter Global Investors L.P.	7,030,900	(14)	5.4%

*	Represents less than 1%.

(1)	Calculated on the basis of 129,076,553 common shares outstanding as of April 5, 2007. Common shares that are deemed to be beneficially owned by a shareholder within 60 days after April 5, 2007 are deemed outstanding for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.

(2)	Includes vested options to purchase common shares held by Mr. Blumenthal (388,335) and Mr. Matey (37,500). 100,000 of Mr. Pote’s shares, 72,667 of Mr. Blumenthal’s shares and 111,753 of Mr. Matey’s shares are pledged.

(3)	Mr. Schorsch’s shares consist of 6,800 common shares, 852,539 vested options to purchase common shares and units of our operating partnership convertible into 1,326,842 common shares. Mr. Schorsch’s shares also include units of our operating partnership convertible into 37,086 common shares and 62,500 vested options to purchase common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our former Senior Vice President-Corporate Affairs.

(4)	Information based on Form 4 filed by Mr. Delany on July 5, 2006.

(5)	Information based on Form 4 filed by Mr. Patterson on March 3, 2006.

(6)	Includes vested options to purchase 150,000 common shares.

(7)	Includes 15,000 common shares held by Mr. Kraemer and Gail Kraemer, Mr. Kraemer’s spouse, as tenants in common.

(8)	Includes 915 common shares held by Mr. Master’s spouse.

(9)	Based solely on information obtained from a Schedule 13G/A filed by FMR Corp. on March 12, 2007. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02110.

(10)	Based solely on information obtained from a Schedule 13G filed by Neuberger Berman Inc. on February 13, 2007. The address of Neuberger Berman Inc. is 605 Third Avenue, New York, NY 10158.

(11)	Based solely on information obtained from a Schedule 13G filed by Barclays Global Investors, NA on January 23, 2007. The address of Barclays Global Investors, NA is 45 Fremont Street San Francisco, CA 94105.

(12)	Based solely on information obtained from a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc.on February 8, 2007. The address of Barrow, Hanley, Mewhinney & Strauss, Inc. is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761.

(13)	Based solely on information obtained from a Schedule 13G filed by The Vanguard Group, Inc. on February 13, 2007. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(14)	Based solely on information obtained from a Schedule 13G/A filed by Hunter Global Investors L.P. on February 14, 2007. The address of Hunter Global Investors L.P. is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Benefits

Person Receiving the Benefit	Nature and Amount of Benefit

Nicholas S. Schorsch, our former President, Chief Executive Officer and Vice Chairman of our board of trustees	In connection with Mr. Schorsch’s separation from the Company on August 16, 2006, the Company entered into a Separation Agreement with Mr. Schorsch which provided for, among other things, the termination of two leases for properties owned by Mr. Schorsch’s family and trusts by buying out the remaining lease payments for aggregate amounts of $194,045 and $212,563, respectively. Up through the termination of these two leases, the Company paid an aggregate of $117,151 in rental payments in 2006 under these two leases. The terms of the Separation Agreement are described under the heading “Employment Agreement” on page 17 of this Proxy Statement.
Elizabeth Ann Wright, spouse of one of our former non-employee trustees, William M. Kahane	Elizabeth Ann Wright, a licensed independent commercial real estate broker, represented Jack Resnick & Sons, Inc. in their purchase of five of our properties for a gross sales price of $301 million, which transaction was completed on April 10, 2006. Ms. Wright received $1.5 million from Jack Resnick & Sons, Inc. for her service as the buyer’s broker. Due to Ms. Wright’s participation in this transaction as buyer’s broker, Mr. Kahane recused himself from the review and approval of the transaction by our board of trustees.

Review and Approval of Related Person Transactions.

We review all relationships and transactions in which the Company and our trustees and Senior Executives or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and Senior Executives with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, pursuant to its charter, our audit committee reviews and approves all related party transactions, which we interpret to include any transaction that is required to be disclosed under SEC rules. The Company does not have any written standards for approving related party transactions. However, the audit committee only approves a related party transaction if it believes the transaction is in the best interest of the Company and its shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has served as our independent registered public accountants since we were formed in May 2002, and has been selected to continue to serve in such capacity during 2007. We expect that a representative from KPMG LLP will attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from shareholders.

During 2006 and 2005, KPMG LLP performed certain non-audit services for us. The audit committee has considered whether the provision of these non-audit services is compatible with maintaining the accountants’ independence. During 2006 and 2005, KPMG LLP provided services and received fees in the following categories and amounts:

	2006	2005

Audit fees	$1,157,500	$1,101,500
Audit-related fees	132,600	106,000
Tax fees	14,310	160,370

	$1,304,410	$1,367,870

Fees for audit services in 2006 and 2005, related to the audit of our consolidated annual financial statements, stand-alone audits of certain partnerships pursuant to loan covenants and review of our annual report, quarterly financial statements and proxy materials. Fees for audit services in 2005 also related to the audit of management’s assessment of internal controls over financial reporting and the effectiveness of our internal control over financial reporting.

Fees for audit-related services in 2006 primarily related to comfort letter services in connection with our equity offering (approximately $122,100) and review of registration statements (approximately $10,500).

Fees for audit-related services in 2005 primarily related to comfort letter services in connection with our convertible senior note offerings (approximately $61,000), acquisition audits in connection with SEC regulation SX 3-14 (approximately $23,000), and review of registration statements (approximately $22,000).

Fees for tax services in 2006 and 2005, primarily related to the preparation of federal and state tax returns and consultation on various tax matters.

There were no fees for other services rendered by KPMG LLP in 2006 or 2005.

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by our audit committee in accordance with its pre-approval policy. The audit committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and other accounting engagements. The audit committee has engaged KPMG as part of its annual formal engagement of our independent registered public accountants for audit services, and with respect to non-audit engagements, the audit committee has approved each of such engagements through direct communication and confirmation between the audit committee and KPMG.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and trustees and persons who own more than 10% of the Company’s common shares to file reports of ownership and changes in ownership of the Company’s common shares and any other equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, trustees and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a)

forms they file. Except for a late Form 4 filed by Richard A. Kraemer on June 6, 2007, the Company believes, based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such forms were required to be filed by such persons, that all its executive officers, trustees and greater than 10% shareholder complied with all filing requirements applicable to them.

2006 ANNUAL REPORT TO SHAREHOLDERS

We have enclosed along with this Proxy Statement a copy of the Company’s 2006 Annual Report to shareholders that includes all financial statements and schedules. We will provide additional copies of the 2006 Annual Report to each person solicited by this Proxy Statement upon request in writing to the Director of Investor Relations, at ir@afrt.com or 610 Old York Road, Jenkintown, Pennsylvania 19046.

RECEIVE YOUR ANNUAL REPORT AND
PROXY STATEMENT ONLINE NEXT YEAR

You can save the Company future postage and printing expense by receiving future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail.

If you wish to receive your annual reports and proxy statements by mail, please so indicate by making the election in the enclosed proxy card. Unless you specifically elect to receive your proxy materials by mail, when the proxy statement for the 2008 Annual Meeting of Shareholders and the Company’s 2007 Annual Report become available you will not be receiving such materials over the mail. Instead, you will be provided with a notice on how access them on the Internet.

Even if you elect to receive your proxy materials over the Internet, you can still request paper copies free of charge by writing to the Director of Investor Relations, at ir@afrt.com or 610 Old York Road, Jenkintown, Pennsylvania 19046.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing as follows: Director of Investor Relations, at ir@afrt.com or 610 Old York Road, Jenkintown, Pennsylvania 19046. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

PROXY
610 Old York Road, Pennsylvania 19046
Annual Meeting of Shareholders – June 6, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
The undersigned hereby constitutes and appoints Harold W. Pote and Edward J. Matey Jr., and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of stock of American Financial Realty Trust (the “Company”) which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Company to be held at 101 Park Avenue, New York, New York, at the offices of Morgan Lewis & Bockius LLP on Wednesday, June 6, 2007 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof.
When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Trustee nominees, and this Proxy authorizes the above-designated Proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof pursuant to Maryland law and bylaws of the Company and to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
If you plan to attend the meeting, please pre-register by notifying Investor Relations at 215-887-2280, or email to ir@afrt.com. Bring the top portion of this
Proxy Card for admission to the Annual Meeting of Shareholders.
(Continued and to be signed on reverse side)

☒ Please mark votes as in this example
The Board of Trustees recommends a vote FOR all nominees.
ELECTION OF TRUSTEES.

Nominees:	(01) Richard J. Berry, (02) John R. Biggar, (03) Raymond Garea, (04) John P. Hollihan III, (05) Richard A. Kraemer, (06) Alan E. Master, (07) Harold W. Pote and (08) Lewis S. Ranieri.

☐ FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES

☐ WITHHOLD FOR THE FOLLOWING ONLY (In the space provided below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING       ☐
Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:

Signature:	Date:

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.
☐